UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: March 2, 2015

(Date of earliest event reported)

AMERICAN NATIONAL BANKSHARES INC.

(Exact name of registrant as specified in its charter)

Virginia	0–12820	54-1284688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

628 Main Street

Danville, Virginia 24541

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (434) 792-5111

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2015, American National Bankshares Inc. (the “Company”) entered into an employment agreement with each of the following named executive officers to continue in their current positions with the Company and its wholly-owned national banking subsidiary, American National Bank and Trust Company (the “Bank”):

Jeffrey V. Haley	President and Chief Executive Officer of the Company and the Bank

William W. Traynham, Jr.	Executive Vice President and Chief Financial Officer of the Company and the Bank

The following summary description is qualified in its entirety by reference to the employment agreements for Messrs. Haley and Traynham, which agreements are attached to this Form 8-K as Exhibits 10.1 and 10.2 and are incorporated herein by reference. The employment agreements supersede all existing employment and change in control agreements between the Company and the officers.

Each agreement will have an initial three year term that extends through December 31, 2017. On January 1, 2017, Mr. Traynham’s agreement begins to renew automatically on a daily basis so that the term of employment always has at least one year to run. Mr. Haley’s agreement begins to renew automatically on a daily basis on January 1, 2016, so that the term of employment always has at least two years to run. The agreements will automatically terminate on the first day of the month immediately following the month in which the officer turns 70.

The Company may give Mr. Traynham notice of nonrenewal of his agreement at any time on or after January 1, 2017, and the agreement will terminate one year thereafter, but not before completion of the initial three year term. In the case of Mr. Haley, notice of nonrenewal of his employment agreement may be given on or after January 1, 2016 and it will terminate two years later.

The initial base salaries set forth in the agreements are $390,000 for Mr. Haley and $230,000 for Mr. Traynham. The agreements provide that each officer’s base salary will be reviewed annually, and they will be entitled to participate in such short-term and/or long-term cash and equity incentive plans as the Company may determine.

If the Company terminates the officer’s employment for any reason other than for “Cause” or if the officer terminates his employment for “Good Reason” (each as defined in the agreement), the Company will, subject to the officer’s execution and non-revocation of a general release of claims, make a lump sum payment in an amount equal to the product of (x) the officer’s “Final Monthly Compensation” (defined in the agreement as the sum of the officer’s base salary in effect at the date of termination and the annual bonus paid or payable for the most recently completed year, divided by twelve) times (y) the number of months remaining between the date of termination and the expiration of the current employment term. The Company will also make a lump sum payment in an amount equal to the product of (x) the amount of the monthly group insurance premiums contributed by the Company for the officer’s health, dental and vision insurance coverage (exclusive of the amounts paid by the officer for such coverage) (the “COBRA Premium”) times (y) the number of months remaining between the date of termination and the expiration of the current employment term. Upon termination of employment, each officer will be subject to certain noncompetition and nonsolicitation restrictions for one year.

The employment agreements include a double-trigger severance structure in the event of a change of control. If a change in control of the Company occurs and the officer’s employment is terminated without Cause or for Good Reason within 24 months following the change in control, the following severance benefits will be paid: (i) the amount of any incentive or bonus compensation earned which has not been paid; (ii) a pro-rated bonus based on the prior year’s cash bonus amount; (iii) a lump sum payment equal to 2.0 times Mr. Traynham “Final Compensation” and 2.99 times Mr. Haley’s “Final Compensation” (defined in the agreements as their base salary in effect at the date of termination plus the highest annual cash bonus paid or payable for the two most recently completed years); and (iv) a lump sum payment equal to the monthly COBRA Premium times 24 months in the case of Mr. Traynham and 36 months in the case of Mr. Haley.

Each agreement provides that the severance payments and benefits to which the officer may be entitled in connection with a change in control will be reduced to the amount that does not trigger the golden parachute excise tax under Section 4999 of the Internal Revenue Code. No reduction, however, will be made and the officer will be responsible for all excise and other taxes if his after-tax position with no cutback exceeds his after-tax position with a cutback by at least 5%.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated March 2, 2015, by and between American National Bankshares Inc. and Jeffrey V. Haley.

10.2	Employment Agreement, dated March 2, 2015, by and between American National Bankshares Inc. and William W. Traynham, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN NATIONAL BANKSHARES INC.

Date: March 4, 2015	By:	/s/ William W. Traynham, Jr.
William W. Traynham, Jr.
Executive Vice President and Chief Financial Officer

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